Exhibit 99.2

AUTOBYTEL INC.

Moderator:  Jeffrey Coats
August 2, 2012
5:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and welcome to the Autobytel Announces the 2012 Second Quarter Financial Results call. At this time, all participants are in listen only mode. Later, we'll have a question and answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, today's conference is being recorded.

I would now like to turn the conference over to your host for today, Mr. Roger Pondel, investor relations for Autobytel.  Sir, you may begin.

Roger Pondel:	Thank you, Mari, and good afternoon everyone. Welcome to Autobytel's 2012 second quarter conference call. Today, I'm joined by Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before we begin, I need to remind you that during today's call, including the question and answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, and the slides accompanying this presentation, and the company's public filings with the SEC.  Actual events and results may differ materially from those forward-looking statements.  Specifically, please refer to the company's Form 10-K for the year ended December 31, 2011, and Form 10-Q for the quarter ended June 30, 2012, which was filed prior to this call, as well as other filings made by Autobytel with the SEC.  These filings identify factors that could cause results to differ materially from those forward-looking statements.

Slides are included with today's presentation to help illustrate some of the points being made and discussed during the call.  You can access the slides by clicking on the link in today's press release or by visiting Autobytel's website

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-02-12/5:00 p.m. ET
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at www.autobytel.com.  When there, go to "Investor Relations" and click on "Events and Presentations."

Also, please note that during this call we will be discussing EBITDA and cash flow which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in the slides being used on this call and that are posted on Autobytel's website.

Now, I will turn the call over to Jeff.

Jeffrey Coats:	Thank you, Roger. Good afternoon, everyone.

Today, I'm pleased to report our fifth consecutive quarter of profitability and our sixth consecutive quarter of positive cash flow.  We also increased our cash balance to $12.4 million at the end of Q2, despite spending $1.2 million during the quarter to repurchase shares.

While we remained profitable and cash flow positive during Q2, softness in our internal and external consumer purchase request supply volume, which we alluded to on last quarter's call, combined with the usual Q2 seasonality, did impact our results.  This supply softness, which predominantly affected our wholesale automotive revenue, as you can see on Slide 4, began in late March and extended into early June.

Choppy second quarter retail sales and declining consumer confidence impacted not only Autobytel but many other consumer-facing businesses.  In the automotive sector specifically, both General Motors and Ford experienced moderate Q2 growth in the 4-6% range for vehicle sales, although General Motors posted an 8% decline in vehicle sales for April.  The majority of the growth in Q2 vehicle sales is attributable to Honda and Toyota.  Both experienced inventory shortages for much of 2011, bolstering vehicle sales comparison figures in 2012.

In addition, as you can see on Slides 5 and 6, Retail SAAR trends from March through May 2012 reflect the softness that affected our new car purchase

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Moderator: Jeffrey Coats
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request volumes and revenues.  As many of you know, Retail SAAR, the measure most representative of our business, is the seasonally adjusted annual rate of sales for the retail segment, which excludes fleet sales, and from which we do not benefit.

Retail SAAR began 2012 quite strongly with a 14% increase from January to February, although you can see the softening beginning in March with a 6% decrease.  In line with our own experience during these months, the decrease in Retail SAAR accelerated for April but then began strengthening somewhat for May due in part to Memorial Day holiday sales.  Retail SAAR increased again for June, reflecting a buildup to the more extensive Fourth of July holiday sales and incentive events.  In addition, the July Consumer Confidence Index, an important indicator of the economy, improved for the first time since February.

The good news for Autobytel is that the softness in our Q2 purchase request supply volume appears to have abated, and we are now experiencing strong increases in our purchase request generation activities.  At the same time, we continue to experience strong demand from both our wholesale and retail automotive customers.  These improvements have largely paced the movements in Retail SAAR, as you can see on Slides 5 and 6, and have continued since mid-June, which at this time is indicative of a stronger third quarter.  Preliminary total SAAR for July seems to be coming in at a strong 14.1 million, similar to June, which should mean another good month for Retail SAAR as well, although that figure will not be available until later in August.  I would note that J.D. Power's July Retail SAAR projection of a 5.7% decline from June, on Slide 5, does not mirror our experience during July.  In addition, J.D. Power's projection assumes a 37% increase in fleet, which does not seem to be supported by General Motors' and Ford's actual results, as they both yesterday announced significantly lower fleet sales in July than had been expected.

I would also point out that our Q2 Retail Automotive revenue of $6.2 million is at its highest level over the past 10 quarters, up 10% year-over-year and 5% sequentially, somewhat reflecting the Retail SAAR trends.  In addition, the number of dealers participating in our New and Used Retail Automotive

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Moderator: Jeffrey Coats
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Purchase Request programs is at its highest level in the last 14 quarters.  These improvements are occurring despite our having largely eliminated the dealer sign-up incentives that have dominated our industry for years.  We believe this is due to our focus on improving the conversion (or close) rates of our purchase requests, as well as our work to ensure we have appropriate geographic dealer distributions for the key national and regional markets.

And finally, as I'm sure you are aware, two of our executive vice presidents recently resigned to pursue other employment opportunities.  We have taken this opportunity to re-evaluate our needs and internal resources in the areas previously overseen by these two executives, and as such, we do not currently plan to refill their positions.  Their duties and responsibilities are being handled by existing experienced executives who are now, for the most part, reporting directly to me, and who already managed the operations previously overseen by the former executives.  We have a solid management team and dedicated, experienced employees who are focused and excited to pursue the opportunities ahead for Autobytel.

I will come back to update you on some of our key initiatives after Curt provides the financial review.  Curt?

Curt DeWalt:	Thank you, Jeff.

As shown on Slide 4, on a year-over-year basis, total revenues for the 2012 second quarter increased 3.2% to $15.7 million, up from $15.2 million for the prior year quarter, primarily reflecting increases in both wholesale and retail automotive purchase requests.  On a sequential basis, as Jeff noted, despite an increase in retail automotive revenue, we also experienced a 5.8% decline in total revenue, primarily due to a 14.3% decline in wholesale automotive purchase requests related to the seasonality and softness previously noted.

Also on Slide 4, you can see our quarterly revenues by source for the 2012 second quarter.  Total automotive purchase request revenue grew to $13.2 million, from $12.3 million for the second quarter of 2011, reflecting a 5.1% year-over-year growth in revenue from wholesale channels, and a 9.7% year-over-year increase in retail.  Finance request revenue declined 8.7%

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Moderator: Jeffrey Coats
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sequentially and 17.9% compared with the prior year, as a result of increased competition and continuing softness in our finance-related customer purchase request acquisition activities.  Advertising revenue was up 7.9% sequentially, but declined approximately 6% year-over-year due primarily to the timing of direct marketing revenue as new model launches this year are skewing heavier toward the second half of the year.

We delivered approximately 958,000 automotive purchase requests in the 2012 second quarter, up from approximately 908,000 for the prior year period.  69% of those were in the wholesale channel, with 31% in the retail channel.  We also delivered approximately 87,000 finance requests for the second quarter of 2012, versus 111,000 a year ago.

On Slide 8, you can see the gross profit was $6.3 million for the 2012 second quarter, down slightly from $6.4 million for the second quarter of 2011.  Gross margin totaled 40.3%, versus 40.9% sequentially and 41.7% for last year's second quarter.  The reduction in both gross profit and gross margin primarily reflected cost increases during the quarter related to consumer purchase request generation activities as we increased our expenditures to offset purchase request volume declines.  On a year to date basis, gross margin was 40.6%, up 60 basis points from the first six months of 2011.

Total operating expenses declined slightly for the 2012 second quarter to $6.0 million, from $6.1 million for last year's second quarter.

As you'll see on Slide 9, non-cash stock based compensation for the 2012 second quarter was $218,000 versus $273,000 for the 2011 second quarter.

Amortization and depreciation totaled $511,000 for the most recent second quarter, compared with $566,000 for the prior year second quarter.

This brings EBITDA to $922,000 for the second quarter of 2012 versus $1.0 million for last year's second quarter.

We generated net income of $231,000, or $0.02 per diluted share, for the second quarter of 2012, based on 9.3 million average weighted shares

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Moderator: Jeffrey Coats
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outstanding.  Net income for the second quarter of 2011 was $199,000, or $0.02 per diluted share, based on 9.7 million average weighted shares outstanding.  EPS and share counts now reflect a 1-for-5 reverse split, which became effective on July 11th.

Cash provided by operations grew substantially to $2.0 million for the most recent second quarter, compared with $1.4 million for the second quarter of 2011.

At the end of June our cash and cash equivalents balance had grown to $12.4 million, up from $11.2 million at the end of 2011, and $8.6 million a year ago.  As Jeff mentioned, this growth occurred even as we invested $1.2 million during the quarter to repurchase our stock, completing our original $1.5 million stock purchase program.

On June 7th the Board authorized a new $2.0 million repurchase program under which we have yet to repurchase any shares.

And finally, as many of you know, we received confirmation from NASDAQ last week that Autobytel has regained compliance with NASDAQ's $1 minimum closing bid price requirement, and the matter is now closed.

With that, I'll turn the call back to Jeff.  Jeff?

Jeffrey Coats:	Thanks, Curt.

As you can see on Slides 5 and 7, the automotive recovery is continuing, with ongoing growth forecasted to continue over the next several years.

To better align our business with the improving industry outlook, and given the increasing importance of online automotive marketing and ad spend, we have started to devote more resources to further strengthening Autobytel.  Our investments will be focused on several key areas that we believe will provide the best opportunities for revenue growth.

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Moderator: Jeffrey Coats
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Among them is continuing to enhance purchase request quality and volume.  For those who have been following our story for a while, you know that this initiative has been a key mantra for the company.  We'll also be further developing our flagship website, autobytel.com, to deliver a superior experience for consumers and to increase traffic and the volume of high close rate purchase requests for our customers.

As you know, we've been working with R.L. Polk to provide transparency in purchase request quality.  This data has confirmed that our purchase requests convert into sales at a significantly higher rate than what we believe to be the industry average of 6% to 8%. The collaboration has also provided valuable data on affiliate quality, consumer crossover between makes, and purchase request conversion at the dealer level.

Our investment in ongoing quality improvements, coupled with what we believe to be the industry's largest combined wholesale and retail automotive purchase request distribution network, should allow us to continue to deliver high converting purchase requests to a growing number of dealer and manufacturer customers.

We are also developing new content and tools for the Financing section of autobytel.com and investing in new lead generation activities to support our specialty finance business. Historically, we have aggregated much of the lead volume for this business, but given the volume and quality concerns in this market that have increased over the past several quarters, we are now placing more focus on generating these finance customers ourselves. Similar to our experience with our successful focus on increasing our internally-generated automotive purchase requests, we believe this will have similar impacts on finance lead quality and volume improvements as well as margin expansion.

We are excited to announce that we launched the first phase of the mobile version of autobytel.com in June and since have seen increasing consumer activity on the site.  You can see screen shots of autobytel.com served to both mobile and PC devices on Slide 10. We launched this phase of our mobile experience with an exclusive advertising sponsor through September and have already begun to market the mobile site to other OEM customers.  Mobile

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Moderator: Jeffrey Coats
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traffic has more than doubled from the months preceding the mobile launch through July. Engagement is up 40%, and mobile page views have nearly tripled.  We expect visits to continue growing as we optimize the mobile experience and further invest in marketing the site.

Future phases of the mobile site will focus on bringing consumers and dealers closer together and will offer location-specific services and content, as well as a suite of financing tools that will allow consumers to arrange financing directly from their mobile device.

In the second quarter we launched our expanded Dealer Directory on autobytel.com, a quarter earlier than expected, and in conjunction with the launch of the mobile version of the site.  The new Dealer Directory is available on our mobile site and offers a comprehensive listing of all franchise dealers in the United States, as well as maps, dealer ratings and shopping tools.  By connecting consumers with dealers in their areas, we are giving consumers even more reason to make autobytel.com their preferred automotive website.

Over the last year, as a result of several enhancements, we've doubled consumer traffic to autobytel.com, as you can see on Slide 11, and page views have tripled.

With the expansion of our unique editorial content and reviews, the addition of our own CarTV® video section and the re-launch of our popular "Car of the Year" awards, consumers are increasingly using autobytel.com for their car research, shopping and auto maintenance needs.

Our MyGarage ownership section is still in its infancy, and we are continuing to develop tools for this section while evaluating alternatives to further speed its growth.  Along these lines, we are working to incorporate a personalized MyGarage account for consumers as part of the purchase request process.  We think this feature will provide benefits to our consumers and increase their adoption of this valuable consumer ownership tool.

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Moderator: Jeffrey Coats
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As you can see on Slide 12, our YouTube video channel, which we first launched in December 2011, also is helping drive recognition for autobytel.com.  Now with over 4.5 million video views, up from 2.5 million in May, we are reaching a steadily growing number of consumers.  From new car reviews to auto show coverage to interviews with popular race car drivers, we are providing automotive consumers with entertaining and valuable content.

In order to expose more consumers to autobytel.com content, we also recently partnered with the E.W. Scripps Company to provide automotive content for Scripps' television station websites in 13 major TV markets.  In addition to providing general automotive industry news, we will also provide car reviews and will work closely with Scripps to develop content reflecting the local markets each site serves.  This agreement is important for us as it expands our content distribution platform and increases the number of consumers interacting with proprietary Autobytel automotive content.  We are also pursuing additional similar high quality traffic opportunities.

The last initiative I'll discuss today is improving ad revenue.  For the last several years we've been primarily focused on improving our core purchase request business.  It's only been in the last 18 months that we have shifted more focus to our advertising business in conjunction with the re-launch of autobytel.com.  The advertising business typically runs on an annual cycle in which agencies for the OEMs purchase most of the advertising inventory in the third and fourth quarters for the subsequent calendar or fiscal year. During the previous upfront cycle, we were focused on meeting customer delivery expectations within our existing share of individual OEM budgets.

In Q4 2011, we began systematically sunsetting and successfully redirecting the traffic, from 5 of our 6 branded legacy websites, to autobytel.com, as you can see on Slide 13. This allows us to focus more of our resources on the re-launched autobytel.com.

With a combination of pure organic traffic growth on autobytel.com, traffic redirected from the legacy sites, and new traffic investments, we are starting to see real traffic gains as well as increases in page-views-per-visit, such that

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-02-12/5:00 p.m. ET
Confirmation # 11043285

we are now over-delivering against our 2012 advertising commitments.  This over-delivery positions us nicely for 2013, and we are confident that we will be able to increase the volume, and consequently the revenue, in the up-fronts for 2013, as we expect to see larger shares of OEM's online advertising dollars.

As summarized on Slide 14, we have successfully repositioned Autobytel to once again be a leader in our core markets through a combination of strategic changes and operational excellence.  With overall favorable automotive market trends and a continued shift toward digital activities that support these improving automotive markets, we are well-positioned for sustained growth and profitability as we capture market share.

We remain optimistic about the opportunities ahead and are becoming more aggressive with respect to capturing those opportunities.  We anticipate single digit revenue growth for 2012, as well as more than doubling net income year-over-year, even with the increased investments in the business to support our efforts to drive stronger growth in 2013.

With that, Mari, we'll now take questions.

Operator:	Certainly. Ladies and gentlemen, if you have a question at this time, please press star then one on your touch tone telephone. If your question has been answered, or you wish to remove yourself from the queue at any time, please press the pound key. Once again, if you have a question, please press star then one. Our first question comes from Jared Schramm from Roth Capital Partners. Your line is open.

Jared Schramm:	Good afternoon.

Jeffrey Coats:	Hi Jared.

Jared Schramm:	You mentioned last quarter you hired a consultancy group to provide better color on - for dealer education in regards to your close rates being higher than your competitors. Can you provide some background on how this is trending in the quarter on an overall initiative basis?

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Moderator: Jeffrey Coats
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Jeffrey Coats:	Well, it's not really a consultant. It's a data firm known as R.L. Polk. They're a pretty well-known firm in the automotive industry, and what they do is capture, analyze and provide data to players in the automotive industry. So, what we've actually been doing is working with them for probably almost a year now, to design and implement a program through which we feed all of our lead information into databases, cross-referenced to the databases that they aggregate from all 50 DMVs, in order to determine how many of the leads we've sold have turned into actual car purchases, and then they report that back to us on a regular basis on a 30, 60, 90-day kind of window.

It's actually providing a huge amount of insight for us.  It has demonstrated to us that the leads we're generating and selling to our manufacturer and dealer customers are closing at 100% to 200% above the industry averages of 6-8%.  It also provides us a lot of other good insight into if the consumer bought from the dealer that we sold the lead to - if not, which dealer did they buy from.  It's on a privacy protected basis, so we don't necessarily know exactly which consumer it is.  We just know that the consumer leads that we've sold into our retail and wholesale channels- how many of them, and over what period of time, have turned into actual vehicle sales.

So it's very helpful.  We're beginning to use it in conversations, or we've begun to use it in conversations, with our manufacturer customers, when we're talking about lead quality, and we've begun to use it in conversations with our dealer customers with regards to the same thing.  And candidly, it's also helped us focus on opportunities to approach dealers for new customer relationships as a result of seeing some of the results of this data.

Jared Schramm:	You know, I was looking recently at - GM said that they're going to start offering more subprime financing to stimulate some sales growth here. Have you seen the positive impact from this yet? And tailing off on that question, just kind of some overall high level thoughts on finance leads right now.

Jeffrey Coats:	The finance leads business has been impacted over the last three or four quarters by a significant increase in competition in those markets for the consumers that need the financing. As you probably know, financing has come back very strongly in the automotive markets. Subprime financing is

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Moderator: Jeffrey Coats
08-02-12/5:00 p.m. ET
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also coming back very strongly, and so what that's done is brought either existing players to higher levels, brought some new players into the market, all of whom have been competing for the same pool of consumers who need to have that subprime financing arranged for them.

Unlike our core automotive leads business where we generate approximately 70% of the leads we sell internally, in the finance leads business we aggregate or buy those leads from outside suppliers and then sell them to the dealers or financial institutions with whom we have relationships.

The supply side of our equation has been impacted.  That's what's been affecting our specialty finance revenue over the last few quarters.  The demand from dealers and lenders has remained very strong, so one of the things that I noted in remarks on the script is, we're now beginning to focus on internal lead generation activities, in part in consultation with an outside consultant, to generate more of those leads ourselves, so we can take control of our destiny back into our own hands, much like we've done on the automotive lead side.

Jared Schramm:	OK.

Jeffrey Coats:	We would expect to see some of the same benefits, improvements in quality, improvements in volume, and at the end of the day we would expect to be able to expand our margin in that business as well, as a result of beginning to capture those customers ourselves online.

Jared Schramm:	And on a high level basis, how does an OEM offering up greater subprime financing across the board really potentially benefit you looking into 2013?

Jeffrey Coats:	I didn't answer that. I'm sorry. It does help us overall because the more traffic online, the more consumers that are looking for opportunities overall. It does generally help us. So you know, I think that - what's the saying - a rising tide lifts all boats. I think that generally will be the case. We are working hard to turn around our revenue in the specialty finance side, which candidly, it's been a good business historically. It's been a nice margin business historically. We have a good team of people in Detroit focused on that, and that's why we've decided it's appropriate for us to invest in that

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Moderator: Jeffrey Coats
08-02-12/5:00 p.m. ET
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business now to take more control over our lead supply.  That really has been the only area that's been an issue for us, has been on the lead supply side.

Jared Schramm:	OK. Thank you very much. That's it for now.

Jeffrey Coats:	Thanks Jared.

Operator:	Thank you. Our next question comes from George Santana from Ascendiant. Your line is open.

George Santana:	Hi. Thanks for taking my question. Can you provide just a little bit more color on how you see the outlook in Q3, and also we like to see the stock repurchase, but whether there's any appetite for establishing a quarterly dividend. Thank you.

Jeffrey Coats:	We currently are very positively focused on Q3. The softness that we saw earlier in Q2 that did create some issues in Q2, as I mentioned, does seem to have abated. Our internal lead acquisition activities are pretty much back on track. We feel good about where we are, and even our acquisition of leads from outside partners has also picked up as they have also seen opportunities to increase the volumes themselves.

So, we feel pretty good about where we will be in the third quarter.  Historically, the third quarter is the strongest quarter in the automotive business.  It's generally been our strongest quarter as well.  I would expect it to be quite a strong quarter for us this year.  This year, you know, the first quarter started off unusually strong.  I think there was some - I think many people in the automotive industry think, because of the mild weather in much of the Eastern and Midwestern parts of the country, there were some sales pulled forward from the second quarter into the first quarter, which is one of the reasons why that quarter was so strong.  But the outlook for us right now is to continue to see a strong third quarter.

Your question about have we considered a dividend - the Board constantly reviews a lot of different things.  It has been discussed.  There has been no decision about doing something like a dividend at this time.

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Moderator: Jeffrey Coats
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George Santana:	OK. Thank you.

Operator:	Thank you. Once again, if you have a question, please press star then one. Our next question comes from Sameet Sinha from B. Riley. Your line is open.

Sameet Sinha:	Yes, thank you. My first question is - obviously there have been some changes in Yahoo Autos with TrueCar moving away. Can you talk about your relationship with the new company which will be taking on the lead generation responsibilities there? Are there any opportunities for you to work with this company? And secondly, can you talk about the advertising business? I mean how should we think about it in the second half of the year, and especially in 2013, where I guess some of the CPM caps go away? Thank you.

Jeffrey Coats:	Yahoo has made a deal with a company by the name of Detroit Trading to do the transport of Yahoo Auto leads to various players in the market like ourselves. We have a very good relationship with Detroit Trading. We think very highly of them. We actually had a contract negotiated with them before it was even public that the change was being made, and we are currently receiving Yahoo leads from them. So we are benefitting from that. We do expect to benefit from that as we move forward. It's unclear at this time what the overall volume opportunity is as Yahoo reconfigures its auto site after the last few months. But it's a positive development for us, and I think it'll have a meaningful impact for us on revenue.

Sameet Sinha:	OK, can you talk about how that works, when you say Detroit Trading is responsible for transporting the lead to players like you? How does the flow work?

Jeffrey Coats:	They basically have a technology deal with Yahoo where as people submit leads from the Yahoo websites, those lead forms, it's a dealer select kind of basis, they'll pop up dealers on those lead forms. Many times the dealers that'll come up may only be Autobytel dealers. It really depends upon the make and model and the geography based upon the coverage. They are selling some of their leads to other players in the market. I think we've

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Moderator: Jeffrey Coats
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negotiated an attractive financial deal with them which positions us quite nicely to benefit strongly from the lead flow coming from Yahoo.  So Detroit Trading takes them and then passes them through us, through our lead engine, for delivery to our customers through our own lead engine technology.

Sameet Sinha:	OK. Great. And then the question about the CPMs?

Jeffrey Coats:	From an advertising standpoint, as I was trying to explain a little bit in the remarks earlier, advertising in the automotive space is similar to other industries. It's done through an upfront system where commitments are made for the subsequent calendar or fiscal year depending upon the manufacturer. So, our advertising revenue this year is basically locked in based upon commitments that were made by the manufacturers to us in the upfronts last year based upon estimates for growth in our page views and CPMs that were negotiated at that point in time.

But, when I mentioned earlier that we are over-delivering to basically all of our advertising customers right now, what that really means is that we have been able to successfully accelerate the growth in traffic and page views and consumers coming to autobytel.com ahead of schedule, which means we are over-delivering to those customers.  There is no economic benefit to us in this calendar year of over-delivery.  The advertisers get the benefit of that, but what it does is it positions us very nicely for our up-front conversations which are beginning now in the third quarter and will extend into the fourth quarter.  So the fact that we've now over-delivered, and we've meaningfully grown the traffic to the site, positions us well to have the up-front conversations at a higher level of page views, with a higher growth rate built into increases in page views, for 2013.

We do expect to see some CPM increases in addition to those traffic increases which will positively impact our overall advertising revenue for 2013.

Sameet Sinha:	Can you venture a guess as to what sort of a CPM lift could you expect to see in the next up-front? I know it's a negotiated process, but just from a - if you take the opportunity cost that you have right now, what could it be?

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Moderator: Jeffrey Coats
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Jeffrey Coats:	I really can't even hazard a guess, Sameet. Each negotiation is unique based upon how we've delivered against our commitments to them this year, or in the case of new advertisers we're kind of starting from scratch. But we do know, we've gotten very positive feedback from existing advertisers and potential new advertisers based upon the quality of the new site, the design, consumer satisfaction with that, and our click-through rates, which is the quality metric for online advertisers, have been very high. They've been at the high end of the range that the advertisers look for, so that positions us very well. You know, we expect to try to maintain those high quality metrics, which is always a balance as you increase your traffic to continue to maintain the high click-through rates. But I think we're off to a good start.

So it really, I wouldn't even know how to hazard a guess on what the CPMs will look like across the board, but we do expect to see some improvement because the quality and the volume of our advertising impressions have increased meaningfully over the last year.

Sameet Sinha:	Great. Thank you.

Operator:	Thank you. Our next question is a follow-up from George Santana of Ascendiant. Your line is open.

George Santana:	Yes, thank you. You continue to do a fine job on managing your operating expenses. I'm noticing it's tracking last year where it went from $6.6 down to $6.06 in the second quarter. Is this $6 million a new level that we should expect going forward, or do you expect it to kind of track that seasonality of last year?

Jeffrey Coats:	There will be some increases in the opex numbers related to the investments that we're making. Some of those investments will be related to cost of revenue. Some will be related to operating expense, but they are all designed to drive stronger growth for 2013.

Generally, we will track the seasonality, but you will see some increases.  We do expect to see good leverage in our operating expenses as we move forward, and you know, spur further growth in revenues.  And you know, I think you can look at the slides in the deck related to the growth in traffic on

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autobytel.com and see why we are bullish about investing further behind that, to really accelerate that growth.

George Santana:	OK. I guess there's really no fault to be found with you guys in terms of really turning around this company, delivering on your profits, delivering cash flow. If there's any negative feedback that I hear from investors it's that it's a fairly slow growth company right now, prompting the question of dividends. But it seems like you're doing a lot of things, and you even alluded to refocusing back now that you've got the company stable and performing on accelerating that growth.

So as we look towards 2013, will we be hearing a story of greater than single digit growth, at least on top line?

Jeffrey Coats:	We do expect to accelerate our growth for 2013. We are making investments now. I think we'll see some natural lift as a result of the ongoing recovery in the automotive industry. You can look at the projections for both SAAR and Retail SSAR for 2013. Several of the forecasters, including both General Motors and Ford, have in the last few days reaffirmed expectations of something between 14 and 14.5 for 2012, so I think that will position the whole market for some pretty strong growth going into 2013. We are investing behind our success in order to grow our revenue on a faster basis.

George Santana:	OK. And barring some type of European meltdown and severe cutback in lending globally, if things continue to muddle through economically, do the auto manufacturers then increase incentives, and then does that actually help your business even if it's a slow growth environment?

Jeffrey Coats:	Actually, incentives do help our business. If you look at where some of the manufacturers are for their July results, just announced, to some extent you can see who is providing incentives and who is not. General Motors incentives were down for the month of July as were their vehicle sales. Toyota, Nissan, Honda were up pretty dramatically. Chrysler was up pretty dramatically. We do tend to benefit from the manufacturers' advertising incentives because that spurs consumers to come online and do research and do comparisons, which basically puts them into our funnels for both page

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-02-12/5:00 p.m. ET
Confirmation # 11043285

view advertising revenues and even more importantly, to go through our lead forms so that we can provide those customers to our manufacturer and dealer customers.  So it does generally benefit us nicely when there are reasonable incentives in the marketplace.

George Santana:	OK. Thank you very much.

Jeffrey Coats:	Thank you George.

Operator:	Thank you. Once again, if you have a question, please press star then one. I show no further questions at this time. I would like to turn the conference back to Mr. Jeffrey Coats for closing remarks.

Jeffrey Coats:	I'd like to thank you guys for joining us today. As we said earlier, we feel good about where we are this year. We expect a good third quarter. It's nice to get the reverse behind us so that we can focus more on growth opportunities in the business and less on NASDAQ. We look forward to talking to you in the future. Thank you.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect at this time.

END

Q2 2012 Results

August 2, 2012

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Safe Harbor Statement and Non-GAAP Disclosures

The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, improvements in our purchase request supply volume and strong demand for our purchase requests being indicative of a stronger third quarter, our belief that more focus on generation of finance purchase requests will result in finance lead quality and volume improvements, confidence in our ability to increase the volume of advertising and advertising revenue as a result of 2012 advertising over-delivery, optimism about opportunities and becoming more aggressive in capturing opportunities, anticipation of single-digit revenue growth and more than double net income for 2012 over 2011, and re-investment in the business to support our efforts to drive faster growth in 2013, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production resulting from disasters; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock. In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company's financial statement close which culminates with the filing of the company's Annual Report on Form 10-K for the current year.

This presentation includes a discussion of "EBITDA" and "Cash Flow," which are non-GAAP financial measures. The company defines EBITDA as net income/(loss) before (i) interest; (ii) taxes; and (iii) depreciation and amortization. The company defines non-GAAP Cash Flow as EBITDA plus non-cash stock compensation related to the company's grant of stock options and other equity instruments. The company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

2

Copyright (c) 2012 Autobytel Inc.

autobytel Your Lifetime Automotive Advisor™

Overview

- Auto purchase request revenue increased 7% versus Q2 2011
- Q2 2012 net income improved 16% over prior year to $231k
- Cash increased to $12.4M in Q2 2012 despite spending $1.2M for stock repurchases
- Board approved additional $2.0M stock repurchase program after completion of initial $1.5M in June
- Mobile site and expanded Dealer Directory launched in June
- Increased investment in autobytel.com traffic and organic purchase request volume

Well positioned for continuing growth

Copyright (c) 2012 Autobytel Inc.

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Revenue Results

Revenue and Automotive Purchase Request Volume
Revenue ($M)
Automotive Purchase Request Volume (M)
0
5
10
15
1.2
0.8
0.4
Q109
Q209
Q309
Q409
Q110
Q210
Q310
Q410
Q111
Q211
Q311
Q411
Q112
Q212
13.9
1.7
1.5
3.0
7.6
13.4
1.8
1.4
3.0
7.3
13.4
1.6
1.3
3.1
7.3
12.3
1.4
1.1
3.4
6.3
11.8
1.1
1.5
3.1
6.1
12.1
0.9
1.7
3.4
6.1
12.9
1.0
4.3
5.8
14.7
0.9
1.6
6.8
5.4
16.0
1.0
1.8
7.2
6.0
15.2
1.0
6.6
5.7
16.3
0.8
2.1
7.4
6.0
16.2
1.1
1.6
8.1
5.4
16.7
0.9
1.7
8.1
6.0
15.7
0.9
7.0
6.2
Retail Dealer Automotive
Wholesale/OEM Automotive
Specialty Finance
Website Advertising
Automotive Purchase Request Volume

- Dealer revenue up 10% Y-O-Y and up 5% sequentially as a result of increased demand and purchase request quality; highest dealer revenue in 10 quarters
- OEM and other wholesale purchase request revenue up 5% Y-O-Y, but declined 14% sequentially due to seasonality and market softness in consumer online new car searches, as confirmed by data from Google. OEM and other wholesale demand, however, continues to be strong
- Specialty finance purchase request revenue down 18% Y-O-Y and 9% sequentially due to supply constraints despite strong dealer demand

4

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Copyright (c) 2012 Autobytel Inc.

Historical Auto Industry Sales

Seasonally Adjusted Annual Rate (SAAR) US Light Vehicle Sales
(Millions Annualized)
12.6 13.4 13.1 13.2 11.7 11.4 12.2 12.1 13.1 13.2 13.6 13.5 14.1 15.0 14.4 14.4 13.7 14.1 14.1
2.4 2.3 2.4 2.2 2.4 2.1 2.7 2.5 2.6 2.7 1.9 2.2 3.2 2.6 2.7 4.1 2.3 1.9 2.6
10.2 11.1 10.7 11.0 9.3 9.3 9.5 9.6 10.5 10.5 11.7 11.3 10.9 12.4 11.7 10.3 11.4 12.2 11.5
Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12E
Retail SAAR
Fleet SAAR
Total SAAR

Monthly US Light Vehicle Unit Sales
(Units in Millions)
0.8 1.0 1.2 1.2 1.1 1.1 1.1 1.1 1.1 1.0 1.0 1.2 0.9 1.1 1.4 1.2 1.3 1.3 1.2
0.2 0.2 0.3 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.3 0.3 0.3 0.3 0.3 0.2
0.6 0.8 1.0 0.9 0.8 0.8 0.9 0.9 0.9 0.8 0.8 1.0 0.7 0.9 1.1 0.9 1.1 1.0 1.0
Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12E
Retail Sales
Fleet Sales
Total Sales

Source: J.D. Power and Associates

- April 2012 Retail SAAR was the weakest since August 2011 when the Japan earthquake and tsunami wreaked havoc on automotive supply
- J.D. Power is forecasting July US Light Vehicle SAAR at 14.1M on 1.2M of sales and Retail US Light Vehicle SAAR at 11.5M on sales just under 1M

Retail SAAR recovering from April decline

Copyright (c) 2012 Autobytel Inc.

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Historical Sales and Autobytel

Retail SAAR to Autobytel New Volume
14M
12M
10M
8M
6M
4M
2M
0M
400,000
350,000
300,000
250,000
200,000
150,000
100,000
50,000
-
Sep-10
Oct-10
Nov-10
Dec-10
Jan-11
Feb-11
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12E
Retail SAAR
Autobytel Total New Lead Volume

Source: J.D. Power and Associates

The deviation in Autobytel lead volume to Retail SAAR in May to August 2011 was affected more by Japanese inventory problems than consumer demand

Retail SAAR has the closest correlation to Autobytel volume

6

Copyright (c) 2012 Autobytel Inc.

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Auto Industry Sales Forecast

US Light Vehicle History and Forecast by Retail, Fleet and Total Sales

Total Sales (M)
Fleet Sales (M)
Retail Sales (M)
16.1
3.3
12.8
13.2
2.6
10.6
10.4
1.8
8.6
11.6
2.4
9.2
12.7
2.4
10.3
14.3
14.5
14.3
14.5
2.9
11.6
15.4
2.5
12.9
16.2
2.9
13.3
16.5
2.9
13.6
2007A
2008A
2009A
2010A
2011A
2012E Polk
2012E AutoNation
2012E IHS
2012E
2013E
2014E
2015E

Source: J.D. Power and Associates unless otherwise noted

- In July, J.D. Power held its 2012 US Light Vehicle Sales Forecast at 14.5M and its 2012 Retail US Light Vehicle Sales at 11.6M
- IHS increased its US Light Vehicle Sales Forecast for 2012 to 14.3M from 14.2M, while AutoNation held its forecast of “mid 14M units”

Auto industry trends providing tailwinds for Autobytel

7

Copyright (c) 2012 Autobytel Inc.

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Financial Overview

	2011					2012		H1	
	Q1	Q2	Q3	Q4	FY	Q1	Q2	2011	2012
Revenue ($M)	$16.0	$15.2	$16.3	$16.2	$63.8	$16.7	$15.7	$31.3	$32.4
Gross Profit ($M)	$6.2	$6.4	$6.6	$6.9	$26.0	$6.8	$6.3	$12.5	$13.2
Gross Margin	38.4%	41.7%	40.3%	42.5%	40.7%	40.9%	40.3%	40.0%	40.6%
Operating Expenses ($M)	$6.6	$6.1	$6.1	$6.5	$25.3	$6.5	$6.0	$12.7	$12.5
Net Income / (Loss) ($M)	($0.6)	$0.2	$0.4	$0.3	$0.4	$0.3	$0.2	($0.4)	$0.5
EBITDA[1] ($M)	$0.1	$1.0	$1.0	$1.0	$3.2	$0.9	$0.9	$1.1	$1.8
Cash Flow From Operations ($M)	($1.2)	$1.4	($0.1)	$2.1	$2.2	$0.9	$2.0	$0.2	$2.9
Cash Flow[2] ($M)	$0.4	$1.2	$1.3	$1.3	$4.2	$1.2	$1.1	$1.6	$2.3
Cash ($M)	$7.5	$8.6	$9.2	$11.2	$11.2	$12.1	$12.4	$8.6	$12.4
Closing Stock Price[3]	$7.05	$5.65	$4.24	$3.50	$3.50	$4.85	$3.76	$5.65	$3.76
EPS Diluted[3]	($0.06)	$0.02	$0.05	$0.04	$0.04	$0.03	$0.02	($0.04)	$0.05

H1 Y-O-Y increases in Revenue, Profit, and Net Income

1 EBITDA is equal to Net Income/(Loss) before Interest, Taxes, and Depreciation and Amortization; See slide 9 for reconciliation
2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 9 for reconciliation
3 On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing Stock Price and EPS Diluted for prior periods have been adjusted accordingly
4 Above financials are impacted by rounding to the nearest $0.1M

Copyright (c) 2012 Autobytel Inc.

8

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EBITDA and Cash Flow

	2011 Q1	2011 Q2	2011 Q3	2011 Q4	2011 FY	2012 Q1	2012 Q2	H1 2011	H1 2012
Net Income / (Loss) ($M)	($0.6)	$0.2	$0.4	$0.3	$0.4	$0.3	$0.2	($0.4)	$0.5
Net Interest ($M)	$0.1	$0.1	$0.1	$0.1	$0.3	$0.1	$0.1	$0.1	$0.1
Depreciation & Amortization ($M)	$0.5	$0.6	$0.5	$0.5	$2.1	$0.5	$0.5	$1.1	$1.0
Taxes ($M)	$0.1	$0.1	($0.0)	$0.1	$0.3	$0.1	$0.1	$0.3	$0.2
EBITDA[1] ($M)	$0.1	$1.0	$1.0	$1.0	$3.2	$0.9	$0.9	$1.1	$1.8

	2011 Q1	2011 Q2	2011 Q3	2011 Q4	2011 FY	2012 Q1	2012 Q2	H1 2011	H1 2012
EBITDA[1] ($M)	$0.1	$1.0	$1.0	$1.0	$3.2	$0.9	$0.9	$1.1	$1.8
Non-Cash Stock Compensation ($M)	$0.2	$0.3	$0.3	$0.3	$1.0	$0.3	$0.2	$0.5	$0.5
Cash Flow[2] ($M)	$0.4	$1.2	$1.3	$1.3	$4.2	$1.2	$1.1	$1.6	$2.3

	2011 Q1	2011 Q2	2011 Q3	2011 Q4	2011 FY	2012 Q1	2012 Q2	H1 2011	H1 2012
Cash Flow from Operations[3] ($M)	($1.2)	$1.4	($0.1)	$2.1	$2.2	$0.9	$2.0	$0.2	$2.9

EBITDA and Cash Flow increased Y-O-Y in the first half of 2012

1 EBITDA is equal to Net Income/(Loss) before Interest, Taxes, and Depreciation and Amortization
2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation
3 Cash Flow from Operations includes changes in working capital
4 Above financials are impacted by rounding to the nearest $0.1M

Copyright (c) 2012 Autobytel Inc.

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Autobytel.com

“Your Lifetime Automotive Advisor” TM

autobytel
Your Lifetime Automotive Advisor
MOBILE
2012 GMC Acadia
Subscribe

- Re-launched flagship website autobytel.com
- Distinctive consumer content, engagement and social dialogue
- Extensive library of tools
- Intuitive navigation
- Enhanced Dealer Directory
- Mobile enabled site
- YouTube branded experience

Core asset revitalized and growing

10

Copyright (c) 2012 Autobytel Inc.

autobytel
Your Lifetime Automotive Advisor ™

autobytel.com Re-Launch

autobytel.com Page Views
Re-launch
Optimize
Invest
12M
10M
8M
6M
4M
2M
0M
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12

- Success of the autobytel.com re-launch continues as the site demonstrates the ability to scale with investment

Increased investment in autobytel.com drives growth

11

Copyright (c) 2012 Autobytel Inc.

autobytel
Your Lifetime Automotive Advisor™

Autobytel YouTube Channel

Autobytel YouTube Video Views
Cumulative Video Views
0M
1M
2M
3M
4M
5M
Monthly Video Views
0K
200K
400K
600K
800K
1,000K
1,200K
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Monthly Video Views
Cumulative Video Views

- Since launch in December 2011, the Autobytel YouTube channel has generated over 4.5M video views
- The site continues to grow as monthly video views approached 1M for July alone

Strong branding for autobytel.com

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12

Copyright (c) 2012 Autobytel Inc.

Autobytel Network

Autobytel Network Page Views
12M
10M
8M
6M
4M
2M
0M
Page Views
Page Views per Visit
6
5
4
3
2
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Autobytel.com
Legacy Sites
PV / Visit

- Beginning in Q4 2011, we systematically sunset and successfully redirected traffic from five legacy sites to our flagship website, autobytel.com
- Currently, our two branded sites are autobytel.com and car.com

Page View growth positions Autobytel for advertising upfronts

13

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autobytel Your Lifetime Automotive Advisor™

The New Autobytel:
Turnaround Summary

Strategic Change +

- **Vertical Integration** *(Autotropolis/ Cyber Ventures)*
- **Focus on Quality** *(Organic Leads, ConsumerFirst)*
- **Asset (IP) Protection** *(Eliminate Distraction)*

Operational Excellence +

- **Revitalized Website** *(Design, mobile support, SEO)*
- **Financial Discipline** *(Margin Enhancement, ROI-Based Spending, Share Repurchase)*
- **Cultivating Relationships** (OEMS, Dealers)

Favorable Market =

- **Resurgence in Demand** *(Domestic Retail SAAR)*
- **Online Marketing** *(Secular Transition, Improved Performance and Monetization)*

SUCCESS

- Revenue Growth
- Sustained Profitability
- Market Leadership

On track to deliver top and bottom line growth for 2012

Copyright (c) 2012 Autobytel Inc.

14

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